EXHIBIT 10.19

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is made by and between Gaylan Larson (“Employee”) and Notify Technology Corporation, a California corporation (“Company”) (collectively referred to as the “Parties”):

WHEREAS, Employee was employed by the Company pursuant to an employment agreement dated as of November 4, 2002 (the “Employment Agreement”);

WHEREAS, the Company and Employee entered into a Employee Confidentiality and Inventions Assignment Agreement dated as of October 24, 1994 (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into Stock Option Agreements as listed below granting Employee the option to purchase shares of the Company’s Common Stock subject to the terms and conditions of the Company’s 1997 Stock Plan and a related Stock Option Agreement (collectively, the “Stock Agreements”);

Option Date	Option Number	Total Number of Shares	Exercise Price
02/23/00	N64 0200	50,000	$8.813
11/30/00	N97 1100	50,000	$2.750
06/29/01	N113 0601	50,000	$1.600
06/29/01	N114 0601	100,000	$1.600
10/11/01	N146 1001	50,000	$0.320
08/06/03	N190 0803	125,000	$0.250

WHEREAS, Employee’s employment with Company was terminated as of September 30, 2004 (the “Termination Date”);

WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with, or separation from, the Company.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Resignation. Employee hereby resigns, effective as of the Termination Date, as an officer and employee of the Company and from any and all other positions Employee holds with the Company and any subsidiary or affiliated entity of the Company.

2. Consideration.

(a) Additional Payments. The Company agrees to pay Employee at the rate of Eight Thousand Dollars ($8,000.00) per month, less applicable withholding, for three months from the first regular payroll date following the Effective Date (the “Payment Period”) in accordance with the Company’s regular payroll practices.

(b) No Other Payments. Other than the Company’s obligations under this Agreement, Employee shall not be entitled to any other wages, salaries, bonuses, compensation or other form of payment pursuant to the Employment Agreement or any other agreement between Company and Employee.

(c) Stock Vesting. The Parties agree that for purposes of determining the number of shares of the Company’s Common Stock that Employee is entitled to purchase from the Company pursuant to the exercise of outstanding options, the Employee will be considered to have vested only up to the Termination Date. Employee acknowledges that, as of the Termination Date, he will have vested in, and be entitled to exercise and acquire, an aggregate of 298,611 shares of Common Stock under the Stock Agreements (excluding the 2003 Option discussed in Section 1(d) below). The exercise of any stock options (other than those discussed in Section 1(d)) shall continue to be subject to the terms and conditions of the respective Stock Agreements, and in accordance with the foregoing shall be exercisable for a period of 90 days from the Termination Date as follows:

Option Date	Option Number	Shares Exercisable As of Termination Date	Option Expiration Date
02/23/00	N64 0200	50,000	12/29/04
11/30/00	N97 1100	50,000	12/29/04
06/29/01	N113 0601	50,000	12/29/04
06/29/01	N114 0601	100,000	12/29/04
10/11/01	N146 1001	48,611	12/29/04

Total Shares Exercisable		298,611

(d) Acceleration; Special Bonus; Option to Exercise. The Company agrees to accelerate vesting with respect to all unvested shares subject to Option Number N190 0803, dated August 6, 2003 (the “2003 Option”), such that the 2003 Option will be immediately exercisable for all shares of Common Stock issuable upon exercise thereof. In addition, on the Effective Date (as defined in Section 25), the Company will pay Employee a one-time bonus of $41,875.00, subject to applicable withholding (the “Special Bonus”), provided, however, that Employee has elected to exercise the 2003 Option for all shares issuable upon exercise thereof on or before 5:00 p.m. (California time) on the Effective Date. In the event of Employee’s election to exercise the 2003 Option, Employee hereby authorizes and directs the Company to withhold from the Special Bonus an amount totaling $31,205.00, representing Employee’s payment of the aggregate exercise price therefor. Employee acknowledges and agrees that in the event he has not, prior to 5:00 p.m. (California Time) on the Effective Date, taken all actions necessary to exercise the 2003 Option in accordance with the applicable Stock Agreement (other than delivery of the purchase price therefor, which will be withheld from the Special Bonus), then the Company’s obligation to pay the Special Bonus shall immediately expire with no further force or effect.

(e) COBRA; Benefits; Reimbursement. Employee’s Company-sponsored health insurance benefits will cease on the Termination Date. Employee and each eligible dependent who constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, will be eligible to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. Employee acknowledges that the Company has provided him with information concerning his obligations and time requirements to secure COBRA benefits. Should Employee elect to purchase insurance coverage pursuant to COBRA, the Company shall reimburse Employee for up to three (3) months of Employee’s COBRA payment obligation upon Employee’s delivery of evidence of payment therefor. Employee agrees that any obligation to provide COBRA benefits or reimbursement pursuant to this paragraph shall cease immediately upon Employee’s securing new employment with substantially similar benefits. Except as described in this Agreement, Employee’s participation in all other benefits and incidents of employment ceased on the Termination Date.

(f) Tax Treatment. The Company will report to the Internal Revenue Service the payments described in this section as taxable income to the Employee.

3. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement, which shall remain in full force and effect. Employee shall return all of the Company’s property and confidential and proprietary information in his possession to the Company on the Termination Date.

4. Final Check; Reimbursements. Employee acknowledges receipt of a check made payable to Employee, representing satisfaction in full of the Company’s payment obligation to Employee (subject to applicable withholding) for accrued salary, wages, bonuses or other compensation, including, without limitation, all amounts owing for accrued vacation or “paid time off” through the Termination Date and Employee’s earned bonus as of the Termination Date. Employee has submitted all receipts and other documentation for expenses incurred on behalf of the Company through the Termination Date that are reimbursable in accordance with the Company’s policies.

5. Release of Claims; Covenant Not to Sue. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, managers, supervisors, agents, and employees. Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, custodians, successors, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee or his heirs, family members, executors, agents, custodians, successors, or assigns may possess arising from any omissions, acts, or facts that have occurred up until and including the Effective Date, including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, and California Labor Code Section 201, et. seq., and Section 970, et. seq.

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

Employee acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover and cease the severance benefits and payments provided to Employee under this Agreement.

Employee shall be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company or its successors or assigns in (A) enforcing the obligations of Employee hereunder, including the cost of bringing any suit to recover any amount or benefit paid or delivered hereunder and (B) defending against a claim or suit brought or pursued by Employee in violation of this provision.

6. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release do not apply to any rights or claims that may arise under ADEA after the Effective Date. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that

(a) he should consult with an attorney prior to executing this Agreement;

(b) he has up to forty-five (45) days within which to consider this Agreement;

(c) he has seven (7) days following his execution of this Agreement to revoke this Agreement;

(d) this Agreement shall not be effective until the revocation period has expired; and

(e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

7. Civil Code Section 1542. Employee represents that he is not aware of any claim against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has had the opportunity to seek the advice of legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provide as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law or judicial principles of similar effect.

8. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

9. No Cooperation. Employee agrees he will not act in any manner that might damage the business of the Company. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

10. Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Company or tortious interference with the contracts and relationships of the Company.

11. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

12. No Knowledge of Wrongdoing. Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

13. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.

14. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

15. Indemnification. Employee agreed to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, contrary to the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

16. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

17. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

19. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

20. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company (including the Employment Agreement, which is hereby terminated), with the exception of the Confidentiality Agreement (which shall remain in full force and effect) and the Stock Agreements (which shall remain in full force and effect except to the extent modified hereby).

21. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

22. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.

23. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles. To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of California.

24. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

25. Effective Date. This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Employee has signed the Agreement (the “Effective Date”), unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee.

26. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Severance Agreement and Release on the respective dates set forth below.

Notify Technology Corporation

Dated: September 30, 2004	By	/s/ Paul F. DePond
Paul F. DePond
President and CEO

Gaylan Larson, an individual

Dated: September 30, 2004		/s/ Gaylan I. Larson
Gaylan Larson